Dentsply Sirona
13320-B Ballantyne Corporate Place
Charlotte, NC 28277

September 22, 2022

Glenn Coleman
17 Carlisle Court
Chester, NJ 07930
Glenncoleman1@comcast.com
Delivery via: e-mail

Dear Glenn,
On behalf of Dentsply Sirona (the “Company”), I am pleased to offer you the role of Executive Vice President and Chief Financial Officer located in Charlotte, NC. In this position, you will report to Simon Campion, President and Chief Executive Officer. Your anticipated start date will be September 26, 2022, and is subject to receipt and review of your background check and drug screen results.
As a Dentsply Sirona employee, you will have the opportunity to shape an industry. Our brands have empowered dental professionals to provide better, safer, and faster dental care for over 100 years. Our high-performance culture hinges on our commitment to deliver meaningful innovation to dentists and patients all over the world. We foster an environment in which our teams feel inspired and empowered to do their best work, bringing new ideas to the table and creating robust solutions to our customers’ challenges. We value your experience and look forward to having you join the team that’s shaping the dental industry!
Your offer details covering compensation and benefits overview are below.
Compensation:
Base Salary: Your salary will be payable bi-weekly at a rate of $24,038.46, the annual equivalent of $625,000 and will be paid in accordance with Dentsply Sirona’s standard payroll practices, including standard withholdings and deductions as required by law.
Incentives: You will be eligible to participate in the Dentsply Sirona Annual Incentive Plan (AIP) according to its terms, as amended from time to time at the sole discretion of the Company. The plan is designed to encourage achievement of important business objectives. Your target annual incentive payout for a full year in the AIP program will be 80% of base salary. You will be eligible for an incentive payout based on the results of the AIP for the applicable performance period, prorated for your time in the role. Payouts will be made as soon as practicable after the end of the applicable performance period and no later than the end of the second fiscal quarter following the performance period to which the payments relate. Participants who leave the employment of the Company before the end of the Bonus Year, as defined in the AIP Plan Document, for any reason other than a qualifying reason as defined by the plan document or the Dentsply Sirona Inc. Key Employee Severance Benefits Plan, will receive no bonus payment for the Bonus Year. Bonuses are awarded at the sole discretion of Dentsply Sirona.

Annual Equity Award: Beginning in the Company’s fiscal year 2023, with respect to each Company’s fiscal year that commences during your employment (excluding fiscal year 2022), you will be eligible for an annual equity award with a target expected value of $2,500,000 (valued at the date of grant) in the following components (or such other mix of annual equity award components made to the Company’s senior executive officers): (i) 25% in the form of stock options vesting 1/3 per year over a three-year period, (ii) 25% in the form of restricted stock units (“RSUs”) vesting 1/3 per year over a three-year period, and (iii) 50% in the form of performance restricted stock units (“PRSUs”) with vesting based on achievement of the performance metrics and cliff vesting simultaneously with the PRSUs granted to other members of executive management. All equity awards and amounts are subject to the sole and absolute discretion of the Human Resources Committee of the Board of Directors and/or the Chief Executive Officer, and therefore cannot be guaranteed. Your annual equity award for 2023 will be granted on the second trading day after the date of the filing of the Fiscal Year 2022 annual report on 10-K. Refer to the Company’s 2016 Omnibus Incentive Plan, as amended, and Dentsply Sirona Inc. Key Employee Severance Benefits Plan documents for detailed information regarding equity treatment upon termination of employment.
One-time Equity Grant: You will be eligible for a one-time equity grant having a notional value of $3,000,000 (valued at the date of grant) in the following components (or such other mix of annual equity award components made to the Company’s senior executive officers): (i) 25% in the form of stock options vesting 1/3 per year over a three-year period, (ii) 25% in the form of restricted stock units (“RSUs”) vesting 1/3 per year over a three-year period, and (iii) 50% in the form of performance restricted stock units (“PRSUs”) with vesting based on achievement of the performance metrics and a 3-year cliff vesting period. The terms associated with the PRSUs granted above, including but not limited to the performance criteria, measurement period and vesting period, shall be the same as those associated with the Company’s existing 2022 PRSU grants. All equity awards and amounts are subject to the sole and absolute discretion of the Human Resources Committee of the Board of Directors and/or the Chief Executive Officer, and therefore cannot be guaranteed. Your one-time RSU grant will be granted on the second trading day after the date on which your employment with the Company begins, provided, that, if such grant date is not within the Company’s open trading window period, the grant date will instead be the second trading day after the date of the filing of the next periodic report on Form 10-Q or 10-K following the date on which your employment with the Company begins. Refer to the Company’s 2016 Omnibus Incentive Plan, as amended, and Dentsply Sirona Inc. Key Employee Severance Benefits Plan documents for detailed information regarding equity treatment upon termination of employment.
Sign On Bonus: You will be issued a one-time sign-on bonus of $300,000 less all applicable taxes and withholdings, payable in a one-time payment on your first payroll cycle. This bonus is considered an advance and is not earned unless and until you have been employed with Dentsply Sirona for one year. In the event you voluntarily elect to terminate your employment with Dentsply Sirona or if you are terminated from employment for any reason (other than as a result of a layoff) prior to one year from your date of hire, you will be required to repay the full sign-on bonus to Dentsply Sirona within forty-five (45) days of your last day of employment. By signing this offer letter, you agree to these terms.

Benefits:
Paid Time Off: As a full-time employee, you will be entitled to 25 days of paid time off (PTO) in addition to five (5) days of unscheduled paid time off (UPTO). Time off is accrued per pay period and is prorated based on your date of hire.
Benefits: You will also have the option of enrolling in our excellent benefits program, which includes health, dental, disability and life insurance. In addition, we offer an exciting 401(k) plan, of which details will be provided.
Supplemental Savings Plan: Dentsply Sirona offers eligible employees the opportunity to participate in our Dentsply Sirona Supplemental Savings Plan (DSSSP). This nonqualified plan can build significant tax-advantaged savings over time through compensation deferral. The Plan is designed to provide a way for eligible employees to accumulate pre-tax savings for retirement and other lifetime needs beyond the statutory limits applicable to the 401(k) plan.
Supplemental Executive Retirement Plan: You will also be eligible to participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”). The purpose of the SERP is to provide additional retirement benefits for a limited group of management employees. Credits equal to 11.7% of total annual cash compensation (base salary and any annual incentive awards), reduced by Company contributions to the 401(k) plan, are allocated to SERP participants’ accounts. The SERP, including the administration of the plan and the associated contributions, are subject to the sole and absolute discretion of the Human Resources Committee of the Board of Directors.
Severance: You may be eligible for severance benefits in the event of termination of employment. Refer to the Dentsply Sirona Inc. Key Employee Severance Benefits Plan for detailed information.
Relocation: You are also eligible for relocation benefits, including limited temporary housing assistance. A summary of the relocation package is attached as well as the detailed policy. Please sign the final page of the policy and return with the other requested documents. We will then initiate your relocation with Cartus, our relocation company, closer to the date of your expected move. If you voluntarily elect to terminate your employment with Dentsply Sirona or if you are terminated from employment for Cause, as defined in the Dentsply Sirona Inc. Key Employee Severance Benefits Plan, prior to one year from your date of hire, you will be required to repay the relocation benefits you received within forty-five (45) days of your last day of employment. The foregoing repayment obligation is in lieu of any repayment obligation set forth in the detailed policy.
In addition, we expect that you are under no contractual or other restrictions which would prevent you from accepting employment with us or working with or calling on any of our customers and that you did not engage in any conduct that would have otherwise violated your duties and obligations to your prior employer.  We also expect you to comply with any post-employment restrictions or other legal obligations that may apply to you related to the recruitment of employees or solicitation of customers of your former employer.
Nothing in this offer letter or any prior or subsequent communications to you shall in any way create an express or implied employment contract with you for a specific term. Rather, your employment with

Dentsply Sirona is and will be at the will of the Company and may be terminated at any time. You may likewise leave your employment with Dentsply Sirona at any time.
Attached is the Dentsply Sirona Inc. Confidentiality and Non-Competition Agreement which is an integral part of this offer of employment. To accept this offer, you must also agree to the conditions of the Confidentiality and Non-Competition Agreement by signing and returning that Agreement to the Company before your employment begins.
This offer will remain valid until and through September 23, 2022. Your agreement and signature on this offer letter initiate the next steps in the process. Once we receive the signed document through our electronic signature system, you will receive instructions via your email address regarding the background check and the substance abuse testing requirements.
The above offer is contingent on your ability to perform the essential functions of the job with or without reasonable accommodations, satisfactory results of a pre-employment background check and drug screen, and verification of your credentials and your employment eligibility. Further, in accordance with the Immigration Reform and Control Act of 1986, all new employees are required to provide documents as outlined on the Form I-9 within the first three working days.
Congratulations on your offer, we are excited to have you join the team. I have every confidence that you will make a significant contribution to the ongoing success of Dentsply Sirona and I look forward to working with you.
If you have any questions, please feel free to contact me.

Sincerely,

/s/ Lisa Yankie
Lisa Yankie
Senior Vice President, Chief Human Resource Officer
Lisa.Yankie@dentsplysirona.com

Accepted by:   /s/ Glenn Coleman_______________                           9/22/2022_________
                        Glenn Coleman                     Date